EXHIBIT 21


                       SUBSIDIARIES OF STRATABID.COM, INC.


Stratabid.com, Inc. has one wholly owned subsidiary, Stratabid.com Online (B.C.) Ltd. which is a corporation formed under the laws of British Columbia.

The above-referenced subsidiary does business under its own corporate name.














































                                        1
                                                                    EXHIBIT 21